Exhibit 99.1

Lanteris Space Holdings LLC

Consolidated Financial Statements

December 31, 2025 and 2024

KPMG LLP

Suite 800

1225 17th Street

Denver, CO 80202-5598

Independent Auditors’ Report

To the Shareholders and Board of Directors

Lanteris Space Holdings LLC:

Opinion

We have audited the consolidated financial statements of Lanteris Space Holdings LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive income (loss), changes in member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Denver, Colorado

March 4, 2026

Lanteris Space Holdings LLC

Consolidated Statements of Operations

(In millions)

	Year Ended Dec 31, 2025	Year Ended Dec 31, 2024
Revenues:
Product	$591	$647
Product – Related Party	10	75

Total Revenues	601	722
Costs and expenses:
Product costs, excluding depreciation and amortization	470	543
Product costs, excluding depreciation and amortization – Related Party	9	65
Selling, general and administrative	55	59
Depreciation and amortization	34	38
Impairment	35	—
Other operating expense	—	3

Operating Income (Loss)	(2)	14
Interest expense, net	4	3
Other income, net	(3)	(4)

Income (loss) before taxes	(3)	15
Income tax expense	—	1

Net (loss) income	$(3)	$14

See accompanying notes to the Consolidated Financial Statements.

Lanteris Space Holdings LLC

Consolidated Statements of Comprehensive Income (Loss)

(In millions)

	Year Ended Dec 31, 2025	Year Ended Dec 31, 2024
Net (loss) income	$(3)	$14
Other comprehensive income, net of tax:
Gain on pension and other postretirement benefit plans, net	13	14

Other comprehensive income, net of tax:	13	14

Comprehensive income, net of tax	$10	$28

See accompanying notes to the Consolidated Financial Statements.

Lanteris Space Holdings LLC

Consolidated Balance Sheets

(In millions)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2	$2
Trade and other receivables, net	157	122
Inventory, net	53	34
Advances to suppliers	17	24
Prepaid and other current assets	10	11

Total current assets	239	193

Non-current assets:
Orbital receivables, net	226	265
Property, plant and equipment, net	133	178
Intangible assets, net	94	105
Goodwill	194	194
Other non-current assets	33	82

Total assets	$919	$1,017

Liabilities and member’s equity
Current liabilities:
Accounts payable	$39	$54
Accrued liabilities	7	37
Accrued compensation and benefits	20	34
Contract liabilities	156	212
Current operating lease liabilities	15	15
Other current liabilities	36	47

Total current liabilities	273	399

Non-current liabilities
Pension and other postretirement benefits	55	76
Operating lease liabilities	32	42
Other non-current liabilities	62	95

Total liabilities	422	612

Commitments and contingencies
Member’s equity
Member’s equity	462	383
Accumulated other comprehensive income	35	22

Total member’s equity	497	405

Total liabilities and member’s equity	$919	$1,017

See accompanying notes to the Consolidated Financial Statements.

Lanteris Space Holdings LLC

Consolidated Statements of Cash Flows

(In millions)

	Year Ended Dec 31, 2025	Year Ended Dec 31, 2024
Cash flows (used in) provided by:
Operating activities:
Net (loss) income	$(3)	$14
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	33	38
Impairment	35	—
Stock-based compensation expense	—	2
Non-cash interest expense	2	—
Other	10	11
Changes in operating assets and liabilities:
Trade and other receivables, net	4	103
Inventory, net	(18)	5
Advances to suppliers	7	14
Prepaid and other assets	45	(7)
Accounts payable	(15)	33
Accrued compensation and other liabilities	(73)	(71)
Contract liabilities	(56)	(55)

Cash (used in) provided by operating activities	(29)	87
Investing activities:
Purchase of property, plant and equipment and development of software	(14)	(32)

Cash used in investing activities	(14)	(32)
Financing activities:
Settlement of securitization liability	(37)	(38)
Proceeds from securitization of orbital receivables	—	35
Distributions (to), contributions from Parent, net	82	(51)

Cash provided by (used in) financing activities	45	(54)
Increase in cash, cash equivalents, and restricted cash	2	1
Cash, cash equivalents, and restricted cash, beginning of year	4	3

Cash, cash equivalents, and restricted cash, end of period	$6	$4

Reconciliation of cash flow information:
Cash and cash equivalents	$2	$2
Restricted cash included in Prepaid and other current assets	4	2

Total cash, cash equivalents, and restricted cash	$6	$4

See accompanying notes to the Consolidated Financial Statements.

Lanteris Space Holdings LLC

Consolidated Statements of Changes in Member’s Equity

(In millions)

	Member’s equity	Accumulated Other Comprehensive Income	Total member’s equity
Balance as on December 31, 2023	$417	$8	$425
Net income	14	—	14
Pension and other post retirement plan adjustments	—	14	14
Distributions to Parent, net	(48)	—	(48)

Balance as on December 31, 2024	$383	$22	$405

Net loss	(3)	—	(3)
Pension and other post retirement plan adjustments	—	13	13
Contributions from Parent, net	82	—	82

Balance as on December 31, 2025	$462	$35	$497

See accompanying notes to the Consolidated Financial Statements.

1. GENERAL BUSINESS DESCRIPTION

Organization and Description of Business

Lanteris Space Holdings LLC (“Lanteris” or the “Company”) is a wholly owned subsidiary of Vantor Inc. (“Vantor”). Galileo Topco, Inc. (“Galileo” or “Parent”) is the parent company of Vantor and is the ultimate parent of Lanteris. On October 1, 2025, Maxar Technologies Inc. was renamed Vantor Inc. and its wholly owned subsidiary Maxar Space Systems was renamed Lanteris Space Holdings LLC.

Lanteris is a leading provider of comprehensive space technologies. Lanteris delivers innovative solutions to government and commercial customers helping them address a broad spectrum of needs, including mission systems engineering, product design, spacecraft manufacturing, assembly, integration, and testing. With more than 60 years of mission experience Lanteris is a trusted partner in commercial and government missions, to design and manufacture satellites and spacecraft components for communications, earth observation, space exploration, and on-orbit servicing and assembly.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

Lanteris has historically operated as a part of Galileo; consequently, stand-alone financial statements have not historically been prepared for Lanteris. The accompanying Consolidated Financial Statements have been prepared from Galileo’s historical accounting records and are presented on a stand-alone basis as if the Company’s operations had been conducted independently from Galileo. These Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States of America (“U.S.”), collectively (“U.S. GAAP”).

The Consolidated Statements of Operations include all revenues and costs directly attributable to Lanteris, including costs for facilities, functions and services used by Lanteris. Costs for certain functions and services performed by centralized Galileo organizations are directly charged to Lanteris based on specific identification when possible or based on a reasonable allocation driver such as net sales, headcount, usage or other allocation methods. The results of operations include allocations of costs for administrative functions and services performed on behalf of Lanteris by centralized groups within Galileo (see Note 9 – Related Parties for a description of the allocation methodologies employed). All charges and allocations for facilities, functions and services performed by Galileo have been settled in cash by Lanteris to Galileo in the period in which the cost was recorded in the Consolidated Statements of Operations.

Galileo uses a centralized approach to cash management and treasury functions to finance its operations. Accordingly, none of the cash, third-party debt, or related interest expense of Galileo has been allocated to Lanteris in the Consolidated Financial Statements. However, cash balances of Lanteris that were specific to the Company and therefore not part Galileo’s cash management program have been included in the Consolidated Financial Statements. Transactions between Galileo and Lanteris are deemed to have been settled immediately through equity. The net effect of the deemed settled transactions is reflected in the Consolidated Statements of Cash Flows as Distributions to Parent, net within financing activities and in the Consolidated Balance Sheets as equity. See Note 9 – Related Parties for additional information.

All significant intracompany accounts and transactions within the Company have been eliminated in the preparation of the Consolidated Financial Statements. The Consolidated Financial Statements of the Company include assets and liabilities that have been determined to be specifically or otherwise attributable to the Company.

All of the allocations and estimates in the Consolidated Financial Statements are based on assumptions that management believes are reasonable. However, the Consolidated Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of Lanteris in the future, or if Lanteris had been a separate, stand-alone entity during the years presented.

Use of estimates, assumptions and judgments

The preparation of the Consolidated Financial Statements in accordance with U.S. GAAP requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingencies at the reporting date, as well as the reported amounts of revenues and expenses during the reporting period. Estimates have been prepared using the most current and best available information; however, actual results could differ materially from those estimates.

Revenue recognition

Revenue is recognized in accordance with the five-step model set forth by Accounting Standards Codification (“ASC”) 606, which involves identification of the contract(s), identification of performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the previously identified performance obligations and recognition of revenue as the performance obligations are satisfied. Revenue is measured at the fair value of consideration received or receivable, net of discounts as of the date of the transaction.

Contract costs generally include direct costs such as materials, labor and subcontract costs. Costs are expensed as incurred except for certain costs incurred to obtain or fulfill a contract, which are capitalized and amortized on a systematic basis consistent with the transfer of goods or services to the customer to which the capitalized costs relate. As of December 31, 2025 and 2024, costs to obtain or fulfill a contract were insignificant and $3 million, respectively and are included in Prepaid and other current assets within the Consolidated Balance Sheets.

The Company’s revenue is primarily generated from long-term construction contracts. Due to the long-term nature of these contracts, the Company generally recognizes revenue over time using the cost-to-cost method to measure progress. Under the cost-to-cost method, revenue is recognized based on the proportion of total costs incurred to estimated total costs at completion (“EAC”). Revenue recognition is also contingent on estimated contractual consideration. Variable consideration is included in the Company’s estimates to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Company estimates variable consideration as the most likely amount to which it expects to be entitled. An EAC includes all direct costs and indirect costs directly attributable to a program or allocable based on program cost pooling arrangements. Estimates regarding the Company’s cost associated with the design, manufacture and delivery of products and services are used in determining the EAC. Changes to EAC costs or estimated contractual consideration are recorded as a cumulative catch-up adjustment. When estimates of total costs to be incurred on a contract exceed total estimated contractual consideration, a provision for the entire forward loss is recognized in the period in which the loss becomes evident.

Our cost estimation process is based on the professional knowledge of our engineering, program management and financial professionals and draws on their significant experience and judgement. We prepare EAC’s for our contracts and calculate estimated revenues and costs over the life of our contracts. Variable consideration is included in our estimates to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Since our contracts typically span a period of several years, estimates of revenue, cost and progress toward completion requires the use of judgement. Judgements and estimates are re-assessed at least quarterly with most estimates being updated on a monthly basis. Adjustments in estimates could have a material impact on revenue recognition based on the significance of the adjustments. Factors considered in these estimates include our historical performance, the availability, productivity and costs of labor, the nature and complexity of work to be performed, availability and costs of materials, components and subcontracts, the risk and impact of delayed performance and level of indirect cost allocations.

Satellite construction contracts may include performance incentives whereby payment for a portion of the purchase price is contingent upon in-orbit performance of the satellite. These performance incentives are structured in two forms. As a warranty payback, the customer pays the entire amount of the performance incentive during the period of the satellite construction and such incentives are subject to refund if satellite performance does not achieve certain predefined operating specifications. As an orbital receivable, the customer makes payment of performance incentives over the estimated in-orbit life of the satellite. Performance incentives, whether warranty payback or orbital receivables, are included in revenue during the construction period to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Amounts attributable to the financing element of post-launch payments are recorded as revenue over the incentive period. A portion of performance incentives may be allocated to services in the post-launch period if a separate performance obligation for such services has been determined to exist within the contract. In addition to the in-orbit performance incentives, satellite construction contracts may include liquidated damages clauses. Liquidated damages can be incurred on programs as a result of delays due to slippage or for programs which fail to meet all milestone requirements as outlined within the contractual arrangements with customers. Losses related to liquidated damages result in a reduction of revenue recognized and are recorded in the period in which, based on available facts and circumstances, management believes it is probable that liquidated damages will be incurred and enforced.

Construction contracts have termination clauses. If a contract is terminated for convenience by a customer, the Company is typically entitled to costs incurred plus a reasonable profit.

Cash, cash equivalents and restricted cash

Cash and cash equivalents is comprised of cash on hand, cash balances with banks and similar institutions and term deposits redeemable within three months or less from date of acquisition with banks and similar institutions. Restricted cash is excluded from cash and cash equivalents and is included in Prepaid and other current assets or Other non-current assets in the Consolidated Balance Sheets.

Trade and other receivables, net

Trade and other receivables include amounts billed to customers, unbilled receivables in which the Company’s right to consideration is unconditional and current portion of orbital receivables, net of allowance for expected credit losses. The Company bills customers as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals, upon achievement of contractual milestones or upon deliveries. The allowance for credit losses is determined primarily based on historical losses, current economic conditions, and customer financial condition. As of December 31, 2025 and December 31, 2024, the allowance for credit losses were insignificant.

Orbital Receivables

Orbital receivables relate to performance incentives due under certain satellite construction contracts that are paid over the in-orbit life of the satellite. Orbital receivables are recognized as revenue when measuring progress under the cost-to-cost method during the construction period. The interest portion of the in-orbit payments is recognized as orbital revenue. Current orbital receivables are included in Trade and other receivables, net and long-term orbital receivables are included in Non-current assets, net of allowances in the Consolidated Balance Sheets.

The Company records an allowance on its orbital receivables when, based on current events and circumstances, it believes it is probable the outstanding amounts will not be collected. The Company utilizes customer credit ratings, expected credit loss and other credit quality indicators, as well as contractual terms to evaluate the collectability of orbital receivables annually. When qualitative factors indicate that all or a portion of an outstanding orbital receivable is uncollectable, or that all or a portion of an outstanding orbital receivable previously deemed uncollectable is collectable, a fair value assessment is performed using a discounted cash flow model as an indicator to determine whether an increase or decrease in the allowance is necessary. Increases and decreases in the orbital receivables allowance are included in (Gain) loss on orbital receivables allowance in the Consolidated Statements of Operations.

If the Company does not fulfill its performance obligation associated with its orbital receivables, a write-off of those orbital receivables will occur resulting in a reduction in the contractual value and revenue recognition associated with the performance obligation.

The Company has a revolving securitization facility agreement with an international financial institution. Under the terms of the agreement, the Company may offer to sell eligible orbital receivables from time to time with terms of five years or less, discounted to face value using prevailing market rates.

The Company has sold certain orbital receivables in tranches that span multiple years and include longer-term maturities. The orbital receivables that have been securitized remain recognized on the Consolidated Balance Sheets as the Company does not meet the accounting criteria for surrendering control of the receivables. The net proceeds received on the orbital receivables have been recognized as securitization liabilities and are subsequently measured at amortized cost using the effective interest rate method. Securitization liabilities are presented in Other current liabilities and Other non-current liabilities on the Consolidated Balance Sheets. The securitized orbital receivables and the securitization liabilities are being drawn down as payments are received from the customers and passed on to the purchaser of the tranche. The Company continues to recognize orbital revenue on the orbital receivables that are subject to the securitization transactions and recognizes interest expense to accrete the securitization liability.

Inventory

Inventories are measured at the lower of cost or net realizable value and consist primarily of parts and sub-assemblies used in the manufacturing of satellites. The cost of inventories is determined on a first-in-first-out basis or weighted average cost basis, depending on the nature of the inventory. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expense. Inventory is impaired when it is probable inventory values exceed their net realizable value.

Property, plant and equipment

Property, plant and equipment is measured at cost less accumulated depreciation. When the costs of certain components of an item of property, plant and equipment are significant in relation to the total cost of the item and the components have different useful lives, they are accounted for and depreciated separately. Property, plant and equipment under construction are measured at cost less any impairment losses. Construction in progress includes capitalizable costs related to internally developed software, classified as property, plant and equipment until the software is ready for its intended use, at which point in time amounts are classified as software within Intangible assets, net.

Depreciation expense is recognized in income on a straight-line basis over the estimated useful life of the related asset to its residual value. Expected useful lives are reviewed at least annually. Land is not depreciated.

The estimated useful lives are as follows:

Estimated useful life
Land improvements	20 years
Buildings	7 - 21 years
Leasehold improvements	lesser of useful life or term of lease
Equipment	2 - 18 years
Furniture and fixtures	2 - 10 years
Computer hardware	2 - 5 years

Intangible assets and Goodwill

Intangible assets consist of customer relationships, software, and trade names. Internally developed software costs are initially classified within construction in process within property, plant and equipment until ready for its intended use which at that point in time are then recorded within software. Intangible assets are generally amortized on a straight-line basis over their estimated useful lives and are recorded at fair value at the time of acquisition, or in the case of internally developed software, at cost. Intangible assets are currently amortized over the following estimated useful lives:

Estimated useful life
Customer relationships	15 years
Software	3 - 15 years
Trade names and other	1 - 10 years

Impairment

Intangible assets and property, plant and equipment and other long-lived assets

Finite-lived intangible assets, property, plant and equipment and other long-lived assets are tested for impairment at least annually on October 1, or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) are less than the asset’s carrying value. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value and recorded as a reduction in the carrying value of the related asset.

Goodwill

We perform an impairment test of our goodwill at least annually in the fourth quarter or more frequently whenever events or changes in circumstances indicate the carrying value of goodwill may be impaired. Such events or changes in circumstances may include a significant deterioration in overall economic conditions, changes in the business climate of our industry, operating performance indicators, competition, reorganizations of our business, U.S. Government budget restrictions or the disposal of all or a portion of a reporting unit. Our goodwill is tested for impairment at a level referred to as the reporting unit. Lanteris has one reporting unit for goodwill testing.

We may use either a qualitative or quantitative approach when testing a reporting unit’s goodwill for impairment. When we use the qualitative approach, we perform a qualitative evaluation of events and circumstances impacting the reporting unit to determine the likelihood of goodwill impairment. Based on that qualitative evaluation, if it is determined that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, no further evaluation is necessary. Otherwise, a quantitative impairment test is performed.

For the quantitative impairment test we compare the fair value of the reporting unit to its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of the reporting unit, including goodwill, exceeds its fair value, a goodwill impairment loss is recognized in an amount equal to that excess. We generally estimate the fair value of each reporting unit using a combination of a discounted cash flow (DCF) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business acquisitions. Determining fair value requires the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analysis are based on our best estimate of future sales, earnings and cash flows after considering factors such as general market conditions, U.S. Government budgets, existing firm orders, expected future orders, contracts with suppliers, changes in working capital, long term business plans and recent operating performance. The discount rates utilized in the DCF analysis are based on the reporting unit’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the reporting unit. The carrying value of the reporting unit includes the assets and liabilities employed in its operations and goodwill.

During the fourth quarters of 2025 and 2024, we performed our annual goodwill impairment test for our reporting unit. The results of our annual impairment tests of goodwill indicated that no impairment existed.

Leases

The Company has operating leases. The majority of the Company’s leases are related to buildings.

The Company determines if a contract is or contains a lease at inception based on whether it conveys the right to control the use of an identified asset. The Company recognizes lease liabilities and right-of-use assets based on the present value of the future minimum lease payments over the lease term at the commencement date. Right-of-use assets are adjusted for any prepayments, lease incentives received, and initial direct costs incurred. If the rate implicit in the lease is not readily determinable, the Company’s incremental borrowing rate with a similar term to the lease term is used to determine the present value of future payments and appropriate lease classification. The lease term includes renewal options that are reasonably certain to be exercised. The Company elected the practical expedient not to separate lease and non-lease components. The Company also elected to include in minimum lease payments any executory costs that are part of the fixed lease payment.

Leases with an initial term of 12 months or less are not recorded on the Company’s Consolidated Balance Sheets and are recognized as lease expense on a straight-line basis in the Consolidated Statements of Operations. Certain leasing arrangements require variable payments, such as insurance and tax payments. Variable lease payments that do not depend on an index or rate are excluded from lease payments in the measurement of the right-of-use asset and lease liability and are recognized as expense in the period in which the payment occurs.

The Company does not have any material restrictions or covenants in our lease agreements, sale leaseback transactions or residual value guarantees. The Company recognizes fixed lease expense for operating leases on a straight-line basis over the lease term. Certain amounts related to operating leases are recorded within Other current liabilities and Other non-current liabilities.

Contract liabilities

Contract liabilities primarily consist of advance payments from customers. Changes in contract liabilities are primarily due to the timing difference between the Company’s performance of services and payments from customers. To determine revenue recognized from contract liabilities during the reporting periods, the Company allocates revenue to individual contract liability balances and applies revenue recognized during the reporting periods first to the beginning balances of contract liabilities until the revenue exceeds the balances.

Warranty and after-sale service costs

Warranty and after-sale service provisions are based on management’s best estimate of the expected obligation using historical warranty data and experience. Warranty and after-sale service liabilities are presented in Other current liabilities and Other non-current liabilities on the Consolidated Balance Sheets. Warranty and after-sale service costs are recognized within Product costs, excluding depreciation and amortization in the Consolidated Statement of Operations.

Restructuring costs

We record charges associated with restructuring activities such as employee termination benefits, when management approves and commits to a plan of termination, or over the future service period, if any. Restructuring liabilities are presented in Other current liabilities and Other non-current liabilities on the Consolidated Balance Sheets. Restructuring costs are recognized within Selling, general and administrative expense or within Product costs and Service costs, excluding depreciation and amortization in the Consolidated Statements of Operations.

Employee benefits

Defined benefit pension and other postretirement benefit plans

Pension and postretirement obligation balances and related costs reflected within the Consolidated Financial Statements include costs directly attributable to plans dedicated to the Company. The pension and other postretirement plan benefits for the Company were frozen on December 31, 2013. See Note 11– Employee Benefit Plans for additional information.

The Company recognizes the funded status of each pension and other postretirement benefit plan in the Consolidated Balance Sheets. The calculation of pension and other postretirement benefit obligations is performed annually by qualified actuaries using the projected unit credit actuarial cost method. The projected benefit obligation is the sum of the actuarial present value of all pension benefits attributed to benefit service completed to the determination date.

Pension and other postretirement plan liabilities are revalued annually, or when an event occurs that requires remeasurement, based on updated assumptions and information about the individuals covered by the plan. The Company’s net obligation in respect of the pension and other postretirement benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the prior periods, discounting that amount and deducting the fair value of associated plan assets.

The Company uses the net asset value (“NAV”) practical expedient to measure the fair value of the plan’s commingled fund investments. These commingled fund investments for which the fair value is measured using the NAV practical expedient are excluded from the fair value hierarchy.

The Company recognizes the amortization of prior service costs as a component of Selling, general and administrative expense. All other costs are recognized outside of Operating income (loss) within Other expense, net. The Company recognizes administrative expenses related to frozen plans outside of Operating income (loss) within Other (income), net.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in the net benefit liability that relates to past service or the gain or loss on curtailment is recognized immediately in Accumulated other comprehensive income. The Company recognizes gains or losses on the settlement of a defined benefit plan when settlement occurs.

For the Company’s pension and other postretirement benefit plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized on a straight-line basis from the date recognized over the average remaining service period of active participants or over the average life expectancy for plans with significant inactive participants.

Defined contribution plans

The Parent also maintains defined contribution plans for some of its employees whereby the Parent makes contributions based on a percentage of the employees’ annual salary. Obligations for contributions to defined contribution plans are recognized as an employee benefit expense for the Company’s employees in Operating income (loss) as the services are provided.

Other compensation plans

Long term incentive plan

Lanteris participates in Galileo’s incentive plans The Long Term Incentive Plan (the “LTIP”) is a cash incentive plan that is available to employees and other service providers of Lanteris and its subsidiaries and direct parent, Vantor. Each participant in the plan is awarded a set cash amount which vests over a 4-year period at 20% per year. The final 20% of the award remains unvested until a Change in Control event occurs. Additionally, upon a Change in Control event any unvested amounts shall immediately vest. However, if a Change in Control event does not occur prior to May 3, 2029, the Long-Term Incentive Plan will terminate, and all outstanding awards will immediately be forfeited and cancelled. As of December 31, 2025, the Company has not recorded any expense related to the LTIP as a Change in Control event is not probable.

Research and development

Research and development costs are expensed in the period incurred. For the years ended December 31, 2025 and 2024, the Company expensed research and development costs of $9 million and $13 million, respectively, in Selling, general and administrative expense within the Consolidated Statements of Operations.

Income taxes

The Company is subject to income taxes in the United States. The Company computes its provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured at the currently enacted tax rates that are expected to apply in years in which they are expected to be paid for or realized. All deferred income taxes are classified as non-current in the Company’s Consolidated Balance Sheets. Significant judgments are required in order to determine the realizability of deferred tax assets. In assessing the need for a valuation allowance, the Company’s management evaluates all significant available positive and negative evidence, including historical operating results, estimates of future sources of taxable income, carry-forward periods available, the existence of prudent and feasible tax planning strategies and other relevant factors.

The recognition of uncertain tax positions is evaluated based on whether it is considered more likely than not that the position taken, or expected to be taken, on a tax return will be sustained upon examination through litigation or appeal. For those positions that meet the recognition criteria, they are measured as the largest amount that is more than 50 percent likely to be realized upon ultimate settlement. The Company believes the reserves for unrecognized tax benefits are adequate to cover all open tax years based on its assessment. If the expected outcome of the matter changes, the Company will adjust income tax expense (benefit) or the deferred tax asset accordingly in the period in which the expected outcome has changed. The Company classifies interest and penalties related to income taxes as income tax expense.

We have allocated current and deferred income taxes of Parent in the Consolidated Financial Statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the financial statements of each member of the consolidated group as if the group members were separate taxpayers. The calculation of income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of Parent may not be included in the Consolidated Financial Statements. Similarly, the tax treatment of certain items reflected in the Consolidated Financial Statements may not be reflected in the consolidated financial statements and tax returns of Parent. Therefore, items such as net operating losses, tax credit carryforwards and valuation allowances may exist in the Consolidated Financial Statements that may or may not exist in the Parent’s consolidated financial statements. The income taxes as presented in the Consolidated Financial Statements may not be indicative of the income taxes that the Company will generate in the future. Income taxes payable are deemed settled with the Parent for purposes of the Consolidated Financial Statements, as discussed in the basis of presentation section.

Recently Issued Accounting Pronouncements

Income Taxes (Topic 740): Improvements to Income Tax Disclosures

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in this update address requests for more transparency about income tax information through improvements to income tax disclosures primarily related to rate reconciliations and income taxes paid information. This update also includes certain other amendments to improve the effectiveness of income tax disclosures. The ASU is effective for non-public business entities for fiscal years beginning after December 15, 2025, with early adoption permitted. Adoption of the standard should be applied on a prospective basis and retrospective application to all periods presented is permitted. The Company adopted this ASU retrospectively for the year beginning January 1, 2024, and updated its income tax disclosures in accordance with the requirements of this ASU. See Note 13 – Income Taxes for additional information.

Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets

In July 2025, the FASB issued ASU 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The amendments in this update provide all entities with a practical expedient in developing reasonable and supportable forecasts as part of estimating expected credit losses, all entities may elect a practical expedient that assumes that current conditions as of the balance sheet date do not change for the remaining life of the asset. Additionally, an entity other than a public entity that elects the practical expedient is permitted to make an accounting policy election to consider collection activity after the balance sheet date when estimating expected credit losses. The amendments will be effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. The Company has adopted the amendments as of December 31, 2025, with no impact to our Consolidated Financial Statements.

Intangibles-Goodwill and Other-Internal-Used Software (Subtopic 350-40)

In September 2025, the FASB issued ASU 2025-06, Intangibles-Goodwill and Other-Internal-Used Software (Subtopic 350-40). The amendments in this update this Update remove all references to prescriptive and sequential software development stages (referred to as “project stages”) throughout Subtopic 350-40. Therefore, an entity is required to start capitalizing software costs when both of the following occur: (1) Management has authorized and committed to funding the software project and (2) It is probable that the project will be completed and the software will be used to perform the function intended (referred to as the “probable-to-complete recognition threshold”). The Company has adopted the amendments as of December 31, 2025, with no impact to our Consolidated Financial Statements.

Disaggregation of Income Statement Expenses (DISE) (ASU 2024-03)

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of Income Statement Expenses (DISE), which requires disclosure of certain categories of expenses such as the purchase of inventory, employee compensation, depreciation and intangible asset amortization that are components of existing expense captions presented on the face of the income statement. The ASU is effective public business entities for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The ASU should be applied prospectively, however, retrospective application is permitted. We are currently evaluating the impact to our Consolidated Financial Statements.

3. TRADE AND OTHER RECEIVABLES, NET

	December 31, 2025	December 31, 2024
U.S. government receivables:
Billed	$36	$18
Unbilled	7	6

	43	24
Other government and commercial receivables:
Billed	39	28
Unbilled	14	19

	53	47

Total trade receivables	96	71

Orbital receivables, current position	40	45
Other	21	6
Allowance for doubtful accounts	—	—

Trade and other receivables, net	$157	$122

As of December 31, 2025 and 2024, non-current orbital receivables, net of allowances were $226 million and $265 million, respectively.

The Company has orbital receivables from 12 customers for which the largest customer’s value represents 32% of the stated current and non-current balance sheet values for the year ended December 31, 2025. As of December 31, 2024, the Company had orbital receivables from 12 customers for which the largest customer’s value represents 30% of the stated current and non-current balance sheet values.

The expected timing of total contractual cash flows, including principal and interest payments for orbital receivables is as follows:

As of December 31, 2025:	2026	2027	2028	2029	2030	Thereafter	Total
Contractual cash flows from orbital receivables	$55	$49	$39	$34	$30	$105	$312

During the year ended December 31, 2025, the Company did not sell orbital receivables. During the year ended December 31, 2024, the Company sold orbital receivables for net proceeds of $35 million. These orbital receivables were purchased in tranches that span multiple years and include longer-term maturities. The orbital receivables that were securitized remain recognized on the Consolidated Balance Sheets as the Company did not meet the accounting criteria for surrendering control of the receivables. The net proceeds received have been recognized as a securitization liability and are subsequently measured at amortized cost using the effective interest rate method. The securitized orbital receivables and the securitization liabilities are being drawn down as payments are received from the customers and passed on to the purchaser of the tranche. The Company continues to recognize orbital interest revenue on the orbital receivables that are subject to the securitization transactions and recognizes interest expense to accrete the securitization.

Securitization liabilities current and non-current are presented in Other current liabilities and Other non-current liabilities, respectively, as follows:

	December 31, 2025	December 31, 2024
Current portion	$27	$33
Non-current portion	36	63

Total securitization liabilities	$63	$96

4. INVENTORY, NET

	December 31, 2025	December 31, 2024
Raw materials	$51	$36
Work in process	6	2

Total	$57	$38

Inventory reserve	(4)	(4)

Inventory, net	$53	$34

5. PROPERTY, PLANT AND EQUIPMENT, NET

	December 31, 2025	December 31, 2024
Equipment	112	112
Leasehold improvements	40	40
Computer hardware	3	3
Furniture and fixtures	1	1
Buildings	2	2
Construction in process	40	62
Property, plant and equipment, at cost	198	220
Accumulated depreciation	(65)	(42)

Property, plant and equipment, net	$133	$178

Depreciation expense for property, plant and equipment was $23 million and $25 million for the years ended December 31, 2025 and 2024, respectively.

The Company reclassified $34 million and $4 million during the years ended December 31, 2025 and 2024, respectively from construction in process to software, related to internal use software at the point in time it is ready for its intended use.

6. INTANGIBLE ASSETS AND GOODWILL

Intangible assets and goodwill are the result of the allocation of purchase consideration to the assets of the Company resulting from the 2023 acquisition of Vantor (previously named Maxar) by a subsidiary of Galileo Topco, Inc. The carrying values of Intangible assets, net as of December 31, 2025 and 2024 are as follows:

	December 31, 2025
	Gross carrying value	Accumulated amortization	Impairment Loss	Net carrying value
Customer relationships	$70	$(12)	$—	$58
Software	45	(9)	—	36
Trade names and other	45	(10)	(35)	—

Intangible assets	$160	$(31)	$(35)	$94

	December 31, 2024
	Gross carrying value	Accumulated amortization	Impairment Loss	Net carrying value
Customer relationships	$70	$(8)	$—	$62
Software	11	(5)	—	6
Trade names and other	45	(8)	—	37

Intangible assets	$126	$(21)	$—	$105

In connection with the name change from Maxar Space Systems to Lanteris, the Company impaired the previously recognized Trade names, which resulted in an impairment loss of $35 million in 2025. Amortization expense related to intangible assets was $10 million and $13 million for the years ended December 31, 2025 and 2024, respectively.

The Company reclassified $34 million and $4 million during the years ended December 31, 2025 and 2024, respectively from construction in process to software, related to internal use software at the point in time it is it ready for its intended use.

The estimated annual amortization expense related to finite-lived intangible assets as of December 31, 2025, is as follows:

						2031
	2026	2027	2028	2029	2030	and thereafter
Amortization expense	$8	$8	$8	$7	$7	$56

The weighted average amortization period as of December 31, 2025, by definite-lived intangible asset class, is presented in the table below:

Weighted Average Remaining Amortization Period
Customer relationships	12.3
Software	13.4

There are no changes in the carrying amount of $194 million of Goodwill during the years ended December 31, 2025 and 2024. The Company has not recorded any impairment related to Goodwill since initial recognition. During the fourth quarter of each year, we tested our reporting unit for impairment and determined goodwill was not impaired.

7. LEASES

The Company’s leases have remaining lease terms up to 4 years, some of which include options to extend the lease anywhere from three to five years.

The Company recorded the current portion of the operating lease liabilities in Current operating lease liabilities in the Consolidated Balance Sheets. The non-current portions of the operating lease assets and operating lease liabilities have been recorded in Other non-current assets and Operating lease liabilities, respectively, in the Consolidated Balance Sheets. Non-current operating leases assets recorded in Other non-current assets are $32 million and $40 million, as of December 31, 2025 and December 31, 2024, respectively. Interest expense on the financial liability has been recorded in Interest expense, net in the Consolidated Statements of Operations.

The components of operating lease expense are as follows:

	Classification	December 31, 2025	December 31, 2024
Operating lease expense	Selling, general, and administrative expense, and Product costs[1]	$15	$15

[1]	Excluding depreciation and amortization

Supplemental lease cash flow information is as follows:

	December 31, 2025	December 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$15	$15
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$2	$26

Other supplemental lease information consists of the following:

	December 31, 2025	December 31, 2024
Weighted average remaining lease term (in years)
Operating leases	3.55	4.40
Weighted average discount rate
Operating leases	4.91	4.81

Net Future Minimum Lease Payments

The following table includes future minimum lease payments under operating leases together with the present value of the net future minimum lease payments as of December 31, 2025:

							Total minimum lease payments
	2026	2027	2028	2029	2030	Thereafter
Operating leases	$16	$14	$11	$10	$—	$—	$51

8. WARRANTY AND RESTRUCTURING OBLIGATIONS

In 2024 Lanteris, enacted a restructuring plan to reduce headcount and implement cost-saving measures. The current and non-current portions of warranty and restructuring obligations are presented in Other current liabilities and other non-current liabilities, respectively.

Changes to warranty and restructuring obligations are as follows:

	Warranty and after-sale service	Restructuring
Balance as of December 31, 2023	$27	$1
Obligations incurred	—	8
Payments/uses	(7)	(7)

Balance as of December 31, 2024	$20	$2

Obligations incurred	—	1
Payments/uses	(7)	(3)

Balance as of December 31, 2025	$13	$—

9. RELATED PARTY TRANSACTIONS:

Historically, the Company has been managed and operated in the ordinary course of business with other affiliates of Galileo. Accordingly, certain shared costs have been allocated to the Company and reflected as expenses in these Consolidated Financial Statements.

The Consolidated Financial Statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Galileo.

Galileo incurs significant corporate costs for services provided to the Company as well as to other Galileo businesses. These services include treasury, tax, accounting, human resources, audit, legal, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs, as well as overhead costs related to the support functions. Galileo also allocates costs associated with corporate insurance coverage, medical, post-retirement and other health plans. Galileo corporate costs were either specifically attributable to Lanteris, when possible, or allocated to the Company. Allocations are based on reasonable allocation drivers such as net sales, headcount, usage and other allocation methods. All such amounts have been deemed to have been incurred and settled by the Company in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the years ended December 31, 2025 and 2024 were $47 and $46 million, respectively. For the years ended December 31, 2025 and 2024, $42 and $40 million were included in Products Costs, excluding depreciation and amortization, and $5 and $6 million in Selling, general and administrative, respectively, in the Consolidated Statements of Operations. In the opinion of management of Galileo and the Company, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided to or the benefits received by the Company during 2025 and 2024. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Company operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

The Company participates in Galileo’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems which are operated by Galileo. Cash receipts are transferred to centralized accounts, which are also maintained by Galileo. As cash is received and disbursed by Galileo, it is accounted for by the Company through equity. All short and long-term debt is financed by Galileo, and financing decisions for wholly and majority owned subsidiaries are determined by Galileo Treasury. See Note 2 – Basis of Presentation for additional information. The Company’s cash that is not included in the centralized cash management and financing programs is classified as Cash and cash equivalents on the Consolidated Balance Sheets.

The Company’s related party revenue and product costs recorded within the Consolidated Statements of Operations are related to manufacturing activities to support the WorldView Legion program. WorldView Legion program satellites are manufactured and sold to Vantor, a wholly owned subsidiary of Parent. Any related receivables and payables have been deemed to be settled through equity and there are no balances reflected on the Consolidated Balance Sheets.

10. REVENUES

The Company’s revenue is primarily generated within the United States. Other geographical information is not significant.

Revenues from significant customers is as follows:

	Year Ended December 31, 2025	Year Ended December 31, 2024
U.S. federal government and agencies	$300	$315
Commercial and other	301	407

Total revenues	$601	$722

The Company had revenues from a commercial customer that represented 17% and 28% of total revenues for the years ended December 31, 2025, and 2024, respectively.

As of December 31, 2025, the Company had $613 million of remaining performance obligations, which represents the transaction price of firm orders less inception to date revenues recognized. Remaining performance obligations generally exclude unexercised contract options and indefinite delivery/indefinite quantity contracts. The Company expects to recognize revenues relating to existing performance obligations of approximately $498 million, $101 million, and $14 million for the fiscal years 2026, 2027 and thereafter, respectively.

Contract liabilities are as follows:

	As of December 31, 2025	As of December 31, 2024
Contract liabilities	$156	$212

Contract liabilities as of December 31, 2023 were $267 million. Of the amount of contract liabilities recorded as of the beginning of the period, the Company recognized $211 million and $266 million of revenue for the years ended December 31, 2025 and December 31, 2024, respectively.

In prior years, the Company had certain programs which contain significant development efforts that have experience delays and cost growth primarily due to the complexity of the programs in an overall loss position. The Company recorded a reversal of $6 and $2 million in EAC cost adjustments on loss contracts for the years ended December 31, 2025 and 2024 upon the completion of these programs.

The Company recognized revenue from orbital receivables of $18 million and $22 million for the years ended December 31, 2025 and 2024, respectively, which is included in product revenues.

11. EMPLOYEE BENEFIT PLANS

Defined contribution plan

The Company maintains a defined contribution plan for some of its employees in the U.S., whereby the Company pays contributions based on a percentage of the employees’ annual salary. The Company recorded expense of $7 million and $8 million in the years ended December 31, 2025 and 2024, respectively, related to the plan.

Pension and other postretirement benefit plans

The Company maintains a defined benefit pension plan covering a portion of its employees. The pension and other postretirement plan benefits were frozen on December 31, 2013. The defined benefit plan provides pension benefits based on various factors including prior earnings and length of service. The defined benefit plan is funded, and the Company’s funding requirements are based on the plans’ actuarial measurement framework as established by the plan agreements or applicable laws. The funded plans’ assets are legally separated from the Company and are held by an independent trustee. The trustee is responsible for ensuring that the funds are protected as per applicable laws.

The Company also provides for other postretirement benefits, comprised of life insurance covering a portion of its employees. The cost of these benefits is primarily funded out of Operating income.

All amounts recognized in Accumulated other comprehensive income are related to the net pension benefits in both periods presented.

The table below summarizes changes in the benefit obligation, the fair value of plan assets and funded status for the Company’s pension and other postretirement benefit plans, as well as the aggregate balance sheet impact.

	December 31, 2025		December 31, 2024
	Pension	Other Postretirement	Pension	Other Postretirement
Change in benefit obligation:
Benefit obligation at beginning of period	386	10	444	10
Service cost	3	—	3	—
Interest cost	20	1	20	—
Actuarial losses (gains)	9	—	(23)	—
Benefits paid	(35)	(1)	(35)	—
Plan Settlements	—	—	(23)	—

Benefit obligation at end of period	$383	$10	$386	$10

Fair value of plan assets at end of year	$336	$—	$319	$—

Liabilities recognized in the Consolidated Balance Sheet:
Accrued compensation and benefits	$(1)	$(1)	$(1)	$(1)
Pension and other postretirement benefits	(46)	(9)	(67)	(9)

	$(47)	$(10)	$(68)	$(10)

The decrease in our pension plan benefit obligations in 2025 was primarily driven by benefit payments, partially offset by actuarial losses and interest costs. The decrease in our pension benefit obligation in 2024 was primarily driven by actuarial gains, benefit payments, and plan settlements, partially offset by interest costs.

The following table provides the net pension and other postretirement benefits recognized in Accumulated other comprehensive income:

	December 31, 2025		December 31, 2024
	Pension	Other Postretirement	Pension	Other Postretirement
Net gain	$13	$—	$14	$—

The following table summarizes the weighted average assumptions used to determine the benefit obligations for the Company’s pension and other postretirement plans:

	December 31, 2025		December 31, 2024
	Pension	Other Postretirement	Pension	Other Postretirement
Discount rate	5.2%	5.2%	5.4%	5.4%

The Company’s net period benefit costs for its other postretirement benefit plan were insignificant in the years ended December 31, 2025 and 2024. The following table summarizes the components of net periodic benefit cost for the Company’s pension plans:

	December 31, 2025	December 31, 2024
Service cost	$3	$3
Interest cost	20	20
Expected return on plan assets	(23)	(26)
Amortization of net loss (gain)	—	—
Settlement gain	—	(1)
Expenses paid	—	—

Net periodic benefit	$—	$(4)

The following table summarizes the weighted average assumptions used to determine the net periodic benefit cost for the Company’s pension and other postretirement benefit plans:

	Pension	Other Postretirement	Pension	Other Postretirement
	January 1, 2025	January 1, 2025	January 1, 2024	January 1, 2024
	Through December 31, 2025	Through December 31, 2025	Through December 31, 2024	Through December 31, 2024
Discount rate	5.4%	5.4%	4.7%	4.7%
Expected long-term return on plan assets	7.5%	N/A	7.5%	N/A

The expected long-term return on plan assets assumption represents the average rate that the Company expects to earn over the long-term on the assets of the Company’s benefit plans, including those from dividends, interest income and capital appreciation. The Company utilizes a third-party consultant to assist in the development of the expected long-term return on plan assets, which is based on expectations regarding future long-term rates of return for the plans’ investment portfolio, with consideration given to the allocation of investments by asset class and historical rates of return for each individual asset class.

Plan Assets. The Company’s Pension Committee (the “Committee”) has the responsibility to formulate the investment policies and strategies for the plan assets. The Committee structures the investment of plan assets to maximize the plans long-term rate of return for an acceptable level of risk and limit the volatility of investment returns. In the pursuit of these goals, the Committee has formulated the following investment policies and objectives: (1) preserve the plan assets; (2) maintain sufficient liquidity to fund benefit payments and pay plan expenses; and (3) achieve a minimum total rate of return equal to the established benchmarks for each asset category.

The Committee has established a target allocation that the plan assets may be invested in for each major asset category and has established guidelines regarding diversification within asset categories to limit risk and exposure to a single or limited number of securities. The investment manager is required to rebalance the portfolio within two percentage points for any individual asset or combination of assets defined within policy targets. Asset allocation targets are re-balanced quarterly and re-assessed annually for the upcoming year. The investments of the plan include a diversified portfolio of both equity and fixed income investments. Equity investments are further diversified across U.S. and international stocks, small to large capitalization stocks and growth and value stocks. Fixed income assets are diversified across U.S. and international issuers, corporate and governmental issuers and credit quality.

The following table presents a summary of target asset allocations for each major category of the plan assets as well as the actual asset allocations as of December 31, 2025:

	2025
Asset Allocation	Target	Actual
Cash and cash equivalents	0%	1%
U.S. and global equity securities	42%	43%
Fixed income	45%	43%
Other	13%	13%

	100%	100%

Cash and cash equivalents consist of cash and short-term investments. U.S. and global equity securities, fixed income and other investment assets are primarily commingled fund investments. The pension plans’ commingled fund investments are managed by several fund managers and are valued at the net asset value per share for each fund. Although the majority of the underlying assets in the funds consist of actively traded equity securities and bonds, the unit of account is considered to be at the fund level. These funds are traded daily and settled the following day at the net asset value per share.

The Committee regularly monitors the investment of plan assets to ensure that the actual asset allocation remains in proximity to the target. The Committee also regularly measures and monitors investment risk through ongoing performance reporting and investment manager reviews.

The following table presents the fair value of the Company’s pension plan assets by asset category segregated by level within the fair value hierarchy, as described below:

	December 31, 2025
Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$3	$—	$—	$3
Commingled funds[1]	—	—	—	333

Total assets at fair value	$3	$—	$—	$336

	December 31, 2024
Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$3	$—	$—	$3
Commingled funds[1]	—	—	—	316

Total assets at fair value	$3	$—	$—	$319

[1]

Investments that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient are not required to be classified in the fair value hierarchy table. The total fair value of these amounts are presented in this table to permit reconciliation of the fair value hierarchy to the amounts presented for total defined benefit pension plan assets.

Contributions. The funding policy for the Company’s pension and postretirement benefit plans is to contribute at least the minimum required by applicable laws and regulations or to directly make benefit payments where appropriate. In fiscal year 2025, all legal funding requirements had been met.

The American Rescue Plan Act of 2021 (“ARPA Act”) was enacted on March 11, 2021, in the United States. The ARPA Act includes provisions for pension funding relief in future periods. The Company has elected to take advantage of these provisions and anticipates lower required contributions for the qualified pension plan in the upcoming fiscal years. Due to the Company’s election, there are no required contributions for the Company’s qualified pension plan for the year ending December 31, 2025.

Estimated Future Benefit Payments. The following table presents expected pension and other postretirement benefit payments which reflect expected future service, as appropriate.

	2026	2027	2028	2029	2030	2031 through 2035
Pension	$33	33	$32	$32	$31	$143
Other postretirement	1	1	1	1	1	4

	$34	$34	$33	$33	$32	$147

12. STOCK-BASED COMPENSATION PLANS

Certain employees of the Company hold awards in Parent stock based on plans sponsored by the Parent. Our Parent allocates stock-based compensation expense to the Company based on certain drivers - see Note 9 Related Parties.

During the year ended 2024 the Company recognized $2 million of share-based compensation expense, which was recorded within Selling, general and administrative expense, product costs, excluding depreciation and amortization and service costs, excluding depreciation and amortization within the Consolidated Statements of Operations.

As of December 31, 2025, there were no awards of Parent stock outstanding. The third tranche of these awards vested on January 1, 2025. The Company did not recognize any expense related to share-based compensation for the year ended December 31, 2025.

13. INCOME TAXES

The amounts disclosed within the income tax footnote represent those attributable to continuing operations.

The components of income (loss) before income taxes were:

	Year Ended December 31, 2025	Year Ended December 31, 2024
U.S.	$(3)	$15

Income before taxes	$(3)	$15

Income tax expense (benefit) for the 2025 and 2024 year end periods is comprised of the following:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Current tax expense (benefit)
Federal	$—	$1
State	—	—

Total current tax expense (benefit)	—	1
Deferred tax expense (benefit)
Federal	—	—
State	—	—

Total deferred tax expense (benefit)	—	—

Income tax expense (benefit)	$—	$1

The reconciliation of the tax provision at the U.S. federal statutory rate to income tax expense is as follows:

	Year Ended December 31, 2025		Year Ended December 31, 2024
	Amount	Percent	Amount	Percent
U.S federal statutory tax rate	$—	21%	$3	21%
State and local income taxes[1]	—	—	—	—
Federal R&D Tax credits	(6)	200	(8)	(52)
Changes in valuation allowances and other	3	(100)	3	20
Nontaxable or nondeductible items	—	—	—	—
Changes in unrecognized tax benefits	3	(100)	3	20

Income tax expense (benefit)	$—	—	$1	9

[1]	State taxes in California made up the majority (greater than 50 percent) of the tax effect in this category, including state tax rate changes and state tax credits.

For 2025 and 2024, the effective tax rate for continuing operations was 0% and 9%, respectively. The effective tax rates differ from the statutory U.S. federal income tax rate of 21% primarily due to tax credits, changes in uncertain tax positions, and changes in valuation allowances.

Significant components of deferred tax assets and liabilities are as follows:

	December 31, 2025	December 31, 2024
Tax benefit of losses carried forward	$63	$1
Tax Credits	10	5
Trade and other payables	13	18
Employee benefits	15	21
Leasing transactions	16	19
Capitalized research and experimental expenditures	50	100
Construction contract liabilities	—	3

Deferred tax assets	167	167
Valuation allowance	(119)	(119)

Deferred tax assets, net of valuation allowance	48	48

Unrealized gains	(4)	(1)
Property, plant and equipment	(20)	(23)
Goodwill and intangibles	(11)	(13)
Leasing transactions	(9)	(11)
Construction contract liabilities	(4)	—

Deferred tax liabilities	(48)	(48)

Deferred tax assets, net	$—	$—

Based on the evaluation of the four sources of income, the Company believes it is not more-likely-than-not that all the deferred tax assets will be realized. The cumulative earnings in recent years, in addition to other negative evidence, supports recording a valuation allowance and the Company will continue to monitor changes in facts and circumstances. A portion of the activity related to changes in the valuation allowance is recorded through OCI net of the unrealized gain tax effects.

As of December 31, 2025, the Company has approximately $269 million and $132 million of federal and state net operating loss (“NOL”) carryforwards, respectively. The federal NOL has no expiration, and the state NOL begins to expire in 2045.

The Company also has U.S. federal and state research and development tax credits, net of unrecognized tax benefits, carried forward of $7 million and $3 million, respectively, as of December 31, 2025. These federal research and development credits begin to expire in 2045, and the state research and development tax credits have no expiration.

As of December 31, 2025, there were $5 million of unrecognized tax benefits that, if recognized, would be offset by changes in the deferred tax assets. The Company records interest and penalties accrued or recovered in relation to unrecognized tax benefits in income tax expense. The Company has not recognized any interest and penalties due to available tax attributes.

On July 4, 2025, the One Big Beautiful Bill Act (the “OBBBA”) was enacted, which includes expiring Tax Cuts and Jobs Act provisions as well as international tax changes. The application of the OBBBA to the Company did not have a material impact on its financial statements during the year ended December 31, 2025.

During the periods presented, the Company did not file its own stand-alone tax returns, and its operations were included in the tax returns filed by Parent. The Parent is subject to income taxes in the U.S. federal jurisdiction, and various state and local jurisdictions. Various state and local income tax returns are under examination by the applicable taxing authorities. The Company is open to federal and state income tax examinations until the applicable statute of limitations expires, generally three years after tax return filing; however, the ability for the taxing authority to adjust tax attribute carryforwards will continue until generally three years after tax attribute utilization. No income tax payments were made or income tax refunds received as of December 31, 2025, or December 31, 2024.

14. COMMITMENTS AND CONTINGENCIES

Contingencies in the Normal Course of Business

Satellite construction contracts may include performance incentives whereby payment for a portion of the purchase price of the satellite is contingent upon in-orbit performance of the satellite. The Company’s ultimate receipt of orbital performance incentives is subject to the continued performance of its satellites generally over the contractually stipulated life of the satellites. A complete or partial loss of a satellite’s functionality can result in loss of orbital receivable payments or repayment of amounts received by the Company under a warranty payback arrangement. The Company generally receives the present value of the orbital receivables if there is a launch failure or a failure caused by a customer error but will forfeit some or all of the orbital receivables if the loss is caused by satellite failure or as a result of Company error. The Company recognizes orbital performance incentives in the financial statements based on the amounts that are expected to be received and believes that it will not incur a material loss relating to the incentives recognized. With respect to the Company’s securitized liability for the orbital receivables, upon the occurrence of an event of default under the securitization facility agreement or upon the occurrence of limited events, the Company may be required to repurchase on demand any effected receivables at their then net present value.

The Company may incur liquidated damages on programs as a result of delays due to slippage, or for programs which fail to meet all milestone requirements as outlined within the contractual arrangements with customers. Losses on programs related to liquidated damages result in a reduction of revenue. Changes in estimates related to contracts accounted for using the cost-to-cost method are recognized in the period in which such changes are made for the inception-to-date effect of the changes. Unrecoverable costs on contracts that are expected to be incurred in future periods are recorded in program cost in the current period. Additionally, construction contracts may have termination for default clauses, which if triggered, could result in potential losses and legal disputes.

The Company enters into agreements in the ordinary course of business with resellers and others. Most of these agreements require the Company to indemnify the other party against third-party claims alleging that one of its products infringes or misappropriates a patent, copyright, trademark, trade secret or other intellectual property right. Certain of these agreements require the Company to indemnify the other party against claims relating to property damage, personal injury or acts or omissions by the Company, its employees, agents or representatives.

From time to time, the Company has made guarantees regarding the performance of its systems to its customers. Some of these agreements do not limit the maximum potential future payments the Company could be obligated to make. The Company evaluates and estimates potential losses from such indemnification based on the likelihood that the future event will occur. The Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such indemnification and guarantees in the Consolidated Financial Statements.

The Company is a party to various other legal proceedings and claims that arise in the ordinary course of business as either a plaintiff or defendant. As a matter of course, the Company is prepared both to litigate these matters to judgment, as well as to evaluate and consider all reasonable settlement opportunities. The Company establishes accrued liabilities for these matters where losses are deemed probable and reasonably estimable. The outcome of any of these other proceedings, either individually or in the aggregate, is not expected to have a material adverse effect on the Company’s financial position, results of operations or liquidity. The Company expenses legal fees related to contingencies as incurred.

The Company maintains insurance policies for settlements and judgments, as well as legal defense costs, for lawsuits such as those described in the subsequent paragraphs, although the amount of insurance coverage that the Company maintains may not be adequate to cover all claims or liabilities. In addition, provisions of the Parents’s Certificate of Incorporation, Bylaws and indemnification agreements entered into with current and former directors and officers require the Company, among other things, to indemnify these directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to such directors or officers in connection therewith.

Legal proceedings

Department of Justice Inquiries

In October 2023, the Civil Division of the U.S. Department of Justice (“Department of Justice”) issued a Civil Investigative Demand as part of an investigation into allegations that Lanteris submitted, or caused to be submitted, false claims to the federal government by failing to meet cybersecurity requirements in federal regulations and government contracts issued to Lanteris and made or used false records or statements material to these false claims.

In late 2025, the Department of Justice presented its initial civil investigation review to Lanteris that it alleged constitute False Claims Act violations related to certain federal government contracts awarded to it. Those contracts were among the programs sold to Intuitive Machines, LLC (“Intuitive Machines”) as part of the sale of the Lanteris Space Systems business (the “Lanteris Sale”) by Vantor Holdings Inc. (“Vantor Holdings”). As part of the Lanteris Sale, Galileo agreed to indemnify Intuitive Machines and its affiliates for the liability of Lanteris related to this investigation. At the request of the Department of Justice, Vantor Holdings will present its response and counter arguments to dispute the department’s assertions against Lanteris of False Claims Act violations in the coming months.

Vantor and Lanteris are fully cooperating with the investigation, however, it is too early in the investigation to predict a probable exposure to loss or a range of possible outcomes.

15. SUPPLEMENTAL CASH FLOW

Selected cash payments and non-cash activities are as follows:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Supplemental non-cash investing and financing activities:
Accrued capital expenditures	$4	$6

16. SUBSEQUENT EVENTS

The Lanteris Sale was completed on January 13, 2026, for consideration of $450 million of cash and $350 million of Intuitive Machines common stock.